Exhibit 99.1

FACT II Acquisition Corp. Announces Termination of Proposed Business Combination with Precision Aerospace & Defense Group, Inc.

New York, NY, July 21, 2026 (GLOBE NEWSWIRE) -- FACT II Acquisition Corp. (“FACT II”), a special purpose acquisition company, announced today that the previously announced Business Combination Agreement with Precision Aerospace & Defense Group, Inc. (“PAD”) has been terminated.

Adam Gishen, Chief Executive Officer of FACT II, noted:

“Throughout this process, we worked diligently to assemble the capital required to complete the transaction and were pleased to have received multiple financing proposals on favorable market terms that would have in aggregate exceeded the minimum cash condition of $75 million as set forth in the Business Combination Agreement. Unfortunately, the unforeseen circumstances affecting a key subsidiary acquisition materially altered the transaction that FACT II had agreed to pursue, leaving the parties with no alternative but to discontinue the proposed business combination. We thank PAD and its advisers for the considerable time and effort invested throughout the transaction process.”

FACT II will continue to evaluate alternative business combination opportunities in accordance with its governing documents.

FACT II thanks all of its shareholders, advisers and stakeholders for their continued support.

Additional information about the termination of the Business Combination Agreement will be provided in a Current Report on Form 8-K to be filed by FACT II with the Securities and Exchange Commission (the “Commission”) and will be available at www.sec.gov.

About FACT II

FACT II is a special purpose acquisition company formed in 2024 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Headquartered in New York, New York, FACT II is led by Chief Executive Officer Adam Gishen, who, alongside FACT II’s leadership team, has decades of experience in global finance, investor relations, and capital markets. In November 2024, FACT II raised $175 million in gross proceeds in its initial public offering. FACT II’s strategy is to identify opportunities where a combination of capital, talent and network will improve the customer experience and drive value for all stakeholders, which focuses on leveraging FACT II’s management team to improve profitability and demonstrate growth across mature and emerging markets. FACT II’s units, Class A ordinary shares, and warrants are listed on the Nasdaq Global Market (NASDAQ: FACTU, FACT, FACTW).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. Forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those described in FACT II’s filings with the Commission. FACT II undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

FACT II Acquisition Corp.:

Email: ir@freedomac2.com